OPERATING AGREEMENT

OF

SILICA TECH, LLC

A CONNECTICUT LIMITED LIABILITY COMPANY

(as amended)

August 23, 2005

TABLE OF CONTENTS

ARTICLE VIII - ALLOCATIONS, INCOME TAX AND DISTRIBUTIONS		13

8.1	Allocations of Profits and Losses from Operations	13
8.2	Distributions	14
8.3	Limitation Upon Distributions	14
8.4	Interest On and Return of Capital Contributions	14
8.5	Loans to Company	14
8.6	No Right to Distribution	14

ARTICLE IX – ACCOUNTING AND REPORTS		15

9.1	Accounting Period	15
9.2	Records, Audits and Reports	15
9.3	Returns and Other Elections	15

ARTICLE X – TRANSFERABILITY		16

10.1	General	16
10.2	Transferee Not Member in Absence of Consent of Holders of Majority Interest	17

ARTICLE XI - ADDITIONAL MEMBERS		17

ARTICLE XII - DISSOLUTION AND TERMINATION		18
12.1	Dissolution	18
12.2	Winding- Up	19
12.3	Deficit Capital Accounts	19
12.4	Non-Recourse to Other Members	19
12.5	Termination	19

ARTICLE XIII - MISCELLANEOUS PROVISIONS		20

13.1	Notices	20
13.2	Application of Connecticut Law	20
13.3	Waiver of Action for Partition	20
13.4	Amendments	20
13.5	Execution of Additional Instruments	20
13.6	Construction	20
13.7	Headings	21
13.8	Waivers	21
13.9	Rights and Remedies Cumulative	21
13.10	Severability	21
13.11	Heirs, Successors, and Assigns	21
13.12	Creditors	21
13.13	Counterparts	21
13.14	Rule Against Perpetuities	21
13.15	Drafting Ambiguities	21
13.16	Tax Consequences	21
13.17	Agent Indemnification	22
13.18	Company Counsel	22

13.19	Attorney’s Fees	22
13.20	Confidential Information	22
13.21	Power of Attorney	23

EXHIBIT A – ARTICLES OF ORGANIZATION

EXHIBIT B – MEMBERS

EXHIBIT C – OFFICERS

EXHIBIT D – FORM OF MEMBERSHIP CERTIFICATE

ARTICLE I

DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein);

(a)           "Articles of Organization" shall mean the Articles of Organization of Silica Tech, L.L.C., a limited liability company organized under the laws of the State of Connecticut, as those Articles of Organization are filed with the Secretary of the State of Connecticut, and as the same may be amended from time to time. A copy of the Articles of Organization is attached hereto as Exhibit A.

(b)           "Capital Account" as of any given date shall mean the Capital Contribution to the Company by a Member as adjusted up to the date in question pursuant to Article VII.

(c)           "Capital Contribution" shall mean any agreed contribution to the capital of the Company in cash, property, or services by a Member, whenever made. "Initial Capital Contribution" shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement as set forth on Exhibit B attached hereto.

(d)           "Company Interest" shall mean with respect to each Member, such Member's interest in the profits and losses of the Company as set forth on Exhibit B attached hereto.

(e)           "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue laws.

(f)           "Connecticut Act" shall mean the Connecticut Limited Liability Company Act (P.A. 93-267).

(g)	"Company" shall refer to L.L.C.

(h)           “Company Recoveries” shall mean any proceeds the Company receives in connection with the sale, license, disposition, or any other transaction with respect to assets the Company acquires from FiberCore, Inc., including the settlement of litigations.

(h)           "Deficit Capital Account" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year.

(i)           "Distributable Cash" means all cash, revenue and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company:  (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders;  (ii) all cash expenditures incurred incident to the normal operation of the Company's business;  (iii) such Reserves as the Managers deem reasonably necessary to the proper operation of the Company's business.

(j)            "Economic Interest" shall mean a Member's Economic Interest in the Company's Net Profits, Net Losses and distributions of the Company's assets pursuant to this Operating Agreement and the Connecticut Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

(k)           "Economic Interest Owner" shall mean the owner of an Economic Interest who is not a Member.

(l)            "Entity" shall mean a general partnership, a limited partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation, or any other legal or commercial entity.

(m)          "Event of Dissociation" means an event that causes a person to cease to be a Member, as provided in Section 41 of the Connecticut Act.

(n)           "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year, unless modified by a vote of a Majority Interest of Members of the Company.

(o)           “Future Business Strategy” shall mean the future business strategy described in the Private Placement Memorandum.

(p)           "Gifting Member" shall mean any Member or Economic Interest Owner who gifts, bequeaths or otherwise transfers for no consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of its Membership Interest or Economic Interest.

(q)           "Majority Interest" shall mean one or more Interests of Members which taken together exceed 50% of the aggregate of all Company Interests.

(r)            "Manager" shall mean one or more managers designated in the manner provided in Article V of this Agreement.

(s)           "Member" shall mean each of the parties who execute a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members as permitted herein. To the extent a Manager has acquired a Membership Interest in the Company, he will have all the rights of a Member with respect to such Membership Interest, and the term "Member" as used herein shall include a Manager whether or not the Manager has purchased such Membership Interest in the Company. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be.

(t)            "Membership Interest" shall mean a Member's entire interest in the Company including such Member's Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement or the Connecticut Act.

(u)  “Net Profits” and “Net Losses” shall mean, with respect to a Fiscal Year, the income or loss, as the case may be, of the Company for Federal income tax purposes (without taking into account any items of income, gain, loss or deduction attributable to gross income or gross deduction specially allocated for such Fiscal Year), adjusted (i) in accordance with the principles of Section 1.704-l(b)(2)(iv)(m) of the Treasury Regulations (ii) by including in the calculation any income or gain exempt from Federal income tax and any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures as provided in Treasury Regulation Section 1-704-l(b)(2)(iv)(i), (iii) by determining items of income, gain, loss or deduction attributable to any of the Company’s assets as if the adjusted basis for federal income tax purposes of such assets as of the time of determination were equal to the Company’s Book Value for such assets as of such time, and (iv) in the event that the Book Value of any Company asset is adjusted due to a revaluation of the Company, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(v) “Offering Material” shall mean the Subscription Agreement, Private Placement Agreement, the Escrow Agreement, Confidential Memorandum, and the Operating Agreement.

(x) "Operating Agreement" shall mean this Operating Agreement as originally executed and as amended from time to time.

(y)           "Person" shall mean an individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.

(z)           "Reserves" shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Managers for capital expenditures, working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business.

(aa)         “Round One Investors” shall mean the Members whose name is followed by an asterisk (“*”) on Exhibit B hereto.

(bb)        "Selling Member" shall mean any member or Economic Interest Owner, which sells, assigns, or otherwise transfers for consideration all or any portion of its Membership Interest or Economic Interest.

(cc)         "Transferring Member" shall collectively mean a Selling Member and a Gifting Member.

(dd)        "Treasury Regulations" shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

ARTICLE II

FORMATION OF COMPANY

Section 2.1 – Formation - The Company was formed as a limited liability company under the Connecticut Act by the filing of its Articles of Organization with the Secretary of the State of Connecticut on September 9, 2004.

SECTION 2.2 – NAME - The name of the Company shall be Silica Tech, LLC or such other name as the Members may determine in accordance with the Act.

ARTICLE III

BUSINESS OF COMPANY

Section 3.1 Permitted Businesses - The business of the Company shall be as set forth in its Articles of Organization.

ARTICLE IV

NAMES AND ADDRESSES OF MEMBERS

Section 4.1 Names and Addresses - The names and addresses of the initial Members, together with their Initial Capital Contributions, type of Company Interest and percentage Company Interest, are as set forth on Exhibit B attached hereto and incorporated herein by reference. From time to time when Members are added or subtracted or when Capital Contributions are made, the Manager shall prepare an Amended Exhibit B, dated as of the date of the event, setting forth the new information.

ARTICLE V

RIGHTS AND DUTIES OF MANAGERS

Section 5.1 Management - The management of the business and affairs of the Company shall vest in a Manager. The Manager shall direct, manage, and control the business of the Company to the best of its ability. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. The Manager shall have sole and exclusive power and authority to act for or to bind the Company. Third parties dealing with the Company may rely conclusively upon any signature of the Manager, including the signature of its officers and/or owners, to the effect that it is operating on behalf of the Company. The signature of the Manager, including the signature of its officers and/or owners shall be sufficient to bind the Company in any manner to any agreement or document. The Manager shall be Silica Tech Holdings, LLC, a Connecticut limited liability company.

Section 5.2 – Officers and Employees - The Manager may appoint officers of the Company from time to time and to remove such officers at the Manager’s discretion. Such officers shall have full power and authority to carry on the day-to-day business of the Company and to execute all agreements, instruments, and documents as authorized by the Manager. The Manager shall be authorized to hire employees of the Company or to retain agents and consultants to the Company. Officers, employees, and consultants shall receive compensation from the Company as the Manager may reasonably determine. The individuals on Exhibit C hereto shall be appointed to the positions set forth opposite their names on Exhibit C.

The Manager shall hold office until its successor shall have been elected and qualified or such earlier time as the Manager may resign pursuant to Section 5.8 herein or be removed pursuant to Section 5.9 herein. A Manager shall be elected by the affirmative vote or written consent of Members holding at least 65% of all Company Interests. A Manager need not be a natural person but shall be a Member with a Company Interest of at least 1%.

Section 5.3 -Certain Powers of Managers - Without limiting the generality of Section 5.1, the Managers shall have power and authority on behalf of the Company:

(a)	To acquire property from any Person as the Managers may determine.

(b)
To borrow money on behalf of the Company from banks, other lending institutions, vendors, the Managers, Members, or affiliates of the Managers or Members, or any other source of financing, on such terms as the Managers deem appropriate, and in connection therewith, to mortgage, hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums.

(c)	To purchase liability and other insurance to protect the Company's property, business, employees, officers, and the Manager or for any other purpose;

(d)	To hold and own any Company real and/or personal properties in the name of the Company;

(e)	To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments;

(f)
Upon the affirmative vote or written consent Members holding at least 65% of all Company Interests, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan;

(g)
To execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary or appropriate, in the opinion of the Managers, to the business of the Company;

(h)	To employ accountants, legal counsel, managing agents or other experts and consultants to perform services for the Company and to compensate them from Company funds;

(i)	To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve; and

(j)	To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

Unless authorized to so do by this Operating Agreement or by written authorization of the Manager, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose. No Member (other than a Member who is also a Manager) shall have any power or authority to bind the Company unless the Member has been authorized by the Manager to act as an agent of the Company in accordance with the previous sentence.

Section 5.4 Managers Have No Exclusive Duty to Company - The Manager shall not be required to manage the Company as its sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company, provided, however, that such other activity shall not compete with or in any way conflict with the interests of the Company or the duty which the Manager owes to the Company, except to the extent disclosed in the Offering Material.

Section 5.5 Bank Accounts - The Members may from time to time open bank accounts in the name of the Company, and the Manager shall be the sole signatories thereon, unless the Manager determines otherwise.

Section 5.6 Company Books - In accordance with Section 9.2 herein, the Manager shall maintain and preserve, during the term of the Company, and for three (3) years thereafter, all accounts, books, and other relevant Company documents. Upon reasonable request, each Member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Member's and Economic Interest Owner's expense.

Section 5.7 Indemnity of Manager - The Company shall indemnify the Manager, including its owners and officers, and each officer and employee of the Company (each an “Indemnified Party” and collectively the “Indemnified Parties”) from and against any claims and demands arising from any acts or omissions or alleged acts or omissions in connection with the business and affairs of the Company, including costs and attorneys fees, to the maximum extent permitted by applicable law. In no event shall an Indemnified Party be entitled to indemnity if a court definitively determines that such Indemnified Party is guilty of malfeasance, defalcation, fraud, or other willful or wanton conduct injurious to the Company. The Indemnified Parties shall be entitled to receive from the Company advance payment of such person’s liability, including costs and attorney’s fees, to the full extent provided under applicable law.

Section 5.8 Resignation - The Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not, by itself, affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

Section 5.9 Removal - Any Manager may be removed at any time, with or without cause, by the affirmative vote or written consent of Members holding at least 65% of all Company Interests. The removal of a Manager who is also a Member shall not, by itself, affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

Section 5.10 Vacancies - Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the affirmative vote or written consent of Members holding at least 65% of all Company Interests.

Section 5.11Manager Compensation - As compensation, the Manager shall be entitled to an incentive management fee, which shall be treated as a Company expense, equal to 10% of the consideration received by the Company from any sale, recovery, or other disposition by the Company of the Collateral or any portion thereof, including license fees, distributions from joint venture activities, and other such income. Without limitation of the foregoing, in the event the Company engages directly in manufacturing or in other similar activities, involving a similar cost structure, the Manager shall receive 10% of the operating income from such activity. The Manager shall also receive a fee, equal to (i) 10% of the cash equity contributed to the Company, for structuring, negotiating, documenting, and providing other services with respect to the transaction, payable to the Manager at the time such cash equity is contributed to the Company, and (ii) an annual management fee equal to $300,000. The Manager shall be reimbursed for all expenses incurred by Manager on behalf of the Company, including, but not limited to, travel and travel related expenses, promotional costs, telephone, and the retainer of consultants. The Company shall provide the principals of the Manager with health insurance at the Company’s expense

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 6.1 Limitation of Liability - Each Member's liability shall be limited as set forth in this Operating Agreement, the Connecticut Act, and other applicable law.

Section 6.2 List of Members - Upon written request of any Member, the Manager shall provide a list showing the names, addressees and Membership Interests and Economic Interests of all Members.

Section 6.3 Approval of Sale of All Assets - The Members shall have the right, by the affirmative vote or written consent of Members holding at least 65% of all Company Interests, to approve the sale, exchange or other disposition of all, or substantially all, of the Company's assets which is to occur as part of a single transaction or plan.

Section 6.4 Priority and Return of Capital - Except as may be expressly provided in this Agreement, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided that this Section shall not apply to repayment of loans (as distinguished from Capital Contributions) which a Member has made to the Company.

Section 6.5 Membership Certificates – Membership Interests shall be evidenced by membership certificates substantially in the form of Exhibit D hereto.  Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing a Membership Interest, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind reflecting the Membership Interest represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and distributions, if any, shall accrue on the Membership Interests represented by such new certificate from the date up to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 6.6 Special Rights of Round One Investors – Notwithstanding any provision in this Agreement, Round One Investors shall receive the following additional rights:

(a)	The distribution preference set forth in Section 8.2(b); and

(b)
If the Company engages in subsequent equity offerings of up to $4,000,000 at a purchase price lower than the purchase price paid by the Round One Investors (based on a valuation of the Company (as adjusted for stock splits and recapitalizations) prior to inclusion of such subsequent capital contributions) then the ownership interests of the Round One Investors shall be proportionately increased as if they had paid the same purchase price paid such subsequent investors.

ARTICLE VII

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

Section 7.1 Members' Capital Contributions - Each Member shall contribute such cash in exchange for a membership in the Company, as is set forth on Exhibit B hereto as its share of the Initial Capital Contribution, except as provided herein.

Section 7.2 Additional Contributions - Except as set forth in Section 7.1, no Member shall be required to make any Capital Contribution. The Managers may determine from time to time that additional Capital Contributions are necessary or appropriate in connection with the conduct of the Company's business (including without limitation, expansion or diversification or to meet operating deficits). In such event, the Members shall have the opportunity (but not the obligation), to make further Capital Contributions in accordance with their Company Interests, and those who choose to do so shall receive additional Company Interests in proportion to their contributions, proportionately diluting the non-contributing Members.

Section 7.3 Capital Accounts

(a)           A separate Capital Account will be maintained for each Member. In general, each Member's Capital Account will be:  (1) increased by (a) the amount of money contributed by such Member to the Company; and (b) allocations to such Member of Net Profits and; (2)) decreased by (a) the amount of money distributed to such Member by the Company; and (b) allocations to the account of such Member net Losses. Capital Accounts will be maintained in accordance with the requirements of 704(b) of the Code and the Treasury Regulations promulgated thereunder.

(b)           In the event of a permitted sale or exchange of a Membership Interest or an Economic Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the Transferee to the extent it relates to the transferred Membership Interest or Economic Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

(c)           Upon liquidation of the Company (or the Member's Membership Interest or Economic Interest Owner's Economic Interest) pursuant to the terms of this Operating Agreement, liquidating distributions will be made in accordance with the positive Capital Account balances of the Members and Economic Interest Owners, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidation proceeds will be paid within sixty days of the end of the taxable year (or, if later, within 120 days after the date of the liquidation). The Company may offset damages for breach of this Operating Agreement by a Member or Economic Interest Owner whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to such Member.

(d)           Except as otherwise required in the Connecticut Act (and subject to Section 7.1 and 7.2 hereof), no Member or Economic Interest Owner shall have any liability to restore all or any portion of a deficit balance in such Member's or Economic Interest Owner's Capital Account.

(e)           The Manager shall not be required to make an Initial Capital Contribution, as provided in Section 7.1, and shall not be entitled to any distributions with respect to the return of Capital Contributions, but shall be entitled to share with respect to the Company’s Net Profits to the extent of the Manager’s membership interest, as provided herein. The Manager will be allocated losses to the extent of undistributed profits and shall be entitled to membership voting rights equal to its profit participation.

ARTICLE VIII

ALLOCATIONS, INCOME TAX AND DISTRIBUTIONS

Section 8.1 Allocations of Profits and Losses –

(a) General - The Net Profits and Net Losses of the Company for each Fiscal Year will be allocated to the Members in the manner described in this section.

(b) Allocations of Net Profits - Except as otherwise provided in this Article and Section 7.3 (e), the Net Profits for each Fiscal Year shall be allocated to Members in the ratio of their Membership Interests.

(c) Allocation of Net Losses - Except as otherwise provided in this Article and Section 7.3 (e), the Net Losses for each Fiscal Year shall be allocated to Members in the ratio of their Membership Interests.

(d) Allocation of Taxable Income - Any item of taxable income, gain, loss or deduction of the Company as determined for Federal income tax purposes shall be allocated in the same manner as the corresponding income, gain, loss or deduction is allocated under this Article, except to the extent otherwise required by the principles of, and Treasury Regulations under, Section 704(b) and (c) of the Code. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) that creates or increases a deficit balance in its Capital Account (adjusted by any amount that a Member is treated as being obligated to restore under Sections 1-704-2(g) and (i)(5) of the Treasury Regulations) shall be specially allocated gross income of the Company if necessary to eliminate such deficit balance consistent with the “qualified income offset” provisions of Section 1.704-l(b)(2)(ii)(d) of the Treasury Regulations. Any special allocation pursuant to the preceding sentence shall be taken into account in computing subsequent allocations pursuant to this Article, so that to the extent it is in accordance with the Treasury Regulations under Section 704(b) of the Code, the net adjustment to the Capital Account of each Member pursuant to the allocations of this Article shall be equal to the net adjustment to such Capital Account of each Member pursuant to the provisions of this Article if the allocations pursuant to the preceding sentence had not occurred.

(e) Minimum Gain Chargeback - Notwithstanding anything to the contrary in this Article VI, if during any Fiscal Year there is a net decrease in Company Minimum Gain (as defined in Treasury Regulation Section 1.704-2(d)), each Member shall be allocated gross income for such Fiscal Year (and, if necessary subsequent Fiscal Years) in the manner provided for in Treasury Regulations Section 1.704-2(f). Notwithstanding anything to the contrary in this Article VI, if during any Fiscal Year there is a net decrease in a Member’s “Partner Non-recourse Debt Minimum Gain” attributable to such Member’s “Partner Non-recourse Debt” (as such terms are defined in Treasury Regulations Section 1.704-2(i)(2) and (b)(4), respectively), the Members shall be allocated gross income for such Fiscal Year (and, if necessary subsequent Fiscal Years) to the extent and in the manner provided for in Treasury Regulations Section 1.704-2(i).

Section 8.2 Distributions  -

(a) The Manager shall be solely responsible for making all determinations of amounts and timing of all distributions to Members and shall have sole discretion to determine amounts available for distribution. Distributions shall be made at such times and intervals as the Manager in its sole discretion shall determine. In the sole discretion of the Manager, securities, assets, or other property in kind may be distributed to the Members. Each distribution in kind of securities, assets or other property shall be distributed in accordance with this paragraph as if there had been a sale of such property for an amount of cash equal to the Fair Market Value of such property followed by an immediate distribution of such cash proceeds. Distributions consisting of cash, securities, assets, and/or other property shall be made, to the extent practicable, in pro rata portions as to each Member receiving such distributions. For purposes of the preceding sentence, securities, assets, or other property having a different tax basis than like securities, assets or other property shall be considered to be securities, assets or other property of a different type.

(b) Notwithstanding any provision in this Agreement, distributions made pursuant to Section 8.2(a) from profits and/or other sources, if any, in cash shall be applied in the following manner:

(i)	first, to the Round One Investors, until each Round One Investor has received cumulative distributions equal to 125% of such investor’s Initial Capital Contribution;

(ii)
second, to subsequent investors according to their initial rate of return as determined by the Manager in its sole discretion,provided, however, that such initial rate of return shall not exceed 120% of the Initial Capital Contribution of such subsequent investors unless such rate of return has been approved in writing by  the Round One Investors holding a majority interest; and

(iii)	third, the balance of the distribution amount will be distributed to the Members, including the Manager, as their ownership interests appear.

Section 8.3 Limitation Upon Distributions - No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions.

Section 8.4 Interest On and Return of Capital Contributions - No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.

Section 8.5 Loans to Company - Nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

Section 8.6 No Right to Distribution - Anything in this Agreement or in Section 30 of the Connecticut Act to the contrary notwithstanding, no Member shall be entitled to receive any distribution of money or other property in excess of $1.00 by reason of such persons ceasing to be a Member, except (i) upon dissolution of the Company, or (ii) upon affirmative vote or written consent of Members holding a Majority Interest.

ARTICLE IX

ACCOUNTING AND REPORTS

Section 9.1 Accounting Period - The Company's accounting period shall be the calendar year, unless the Fiscal Year is changed as provided hereinabove, in which case the accounting period shall be coordinated with the Fiscal Year.

Section 9.2 Records and Reports - The Manager shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

(a)           A current and a past list setting forth in alphabetical order the full name and last known business, residence, or mailing address of each Member, Economic Interest Owner and Manager, both past and present;

(b)           A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any articles of amendment have been executed;

(c)           Copies of the Company's federal, state, and local income tax returns and financial statements for the three most recent years, or, if such returns or statements were not prepared for any reason, copies of the information and statements provided to, or which should have been provided to, the members to enable them to prepare their federal, state and local tax returns for such period.

(d)           Copies of the Company's current effective written Operating Agreement and all amendments thereto and copies of any written operating agreements no longer in effect.

(e)           A writing setting forth the amount of cash, if any, and a statement of the agreed value of other property or services contributed by each member and the times at which or the events upon the happening of which any additional contributions are to be made by each Member;

(f)           A writing stating events, if any, upon the happening of which the Company is to be dissolved and its affairs wound up;

(g)           Other writings, if any, prepared pursuant to a requirement in this Agreement.

Section 9.3 Returns and Other Elections - The Manager shall cause the preparation and timely filing of all returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members as soon as practical after the end of the Company's fiscal year but in any event prior to the date upon which Federal and Connecticut State tax returns are required to be filed by Members.

All elections permitted to be made by the Company under federal or state laws shall be made by the Manager in its sole discretion, provided that the Manager shall make any tax election requested by Members owning at least 65% of all Company Interests.

ARTICLE X

TRANSFERABILITY

Section 10.1General - Neither a Member nor an Economic Interest Owner shall have the right to:

(a)           sell, assign, transfer, pledge, hypothecate, exchange or otherwise transfer for consideration, (collectively, "sell"), or

 (b)           gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) all or any part of its Membership Interest or Economic Interest without the vote or written consent of at least 65% of all Company  Interests.

(c)           In the event of either the purchase of the Selling Member's interest in the Company by a third party purchaser or the gift of an interest in the Company (including an Economic Interest), and as a condition to recognizing one or more of the effectiveness and binding nature of any such sale or gift and (subject to Section 10.2, below) substitution of a new Member as against the Company or otherwise, the remaining Members may require the Selling Member or Gifting Member and the proposed purchaser, donee, or successor-in-interest, as the case may be, to execute, acknowledge and deliver to the remaining Members such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the remaining Members may deem necessary or desirable to:

(i)           constitute such purchaser, as a Member, donee, or successor-in-interest as such;

(ii)           confirm that the person desiring to acquire an interest or interests in the Company, or to be admitted as a Member, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of the Operating Agreement, as the same may have been further amended (whether such Person is to be admitted as a new Member or will merely be an Economic Interest Owner);

(iii)           preserve the Company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is qualified, organized or does business;

(iv)           maintain the status of the Company as a partnership for federal tax purposes; and

(v)           assure compliance with any applicable state and federal laws including securities laws and regulations.

(d)           Any sale or gift of a Membership Interest or Economic Interest or admission of a Member in compliance with this Article X shall be deemed effective as of the last day of the calendar month in which the remaining Members' consent thereto was given.

(e)           The Selling Member hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article X.

(f)           A Transferring Member may gift all or any portion of its Membership Interest and Economic Interest without regard to Section 10.1 (a) and (b) provided that the donee or other successor-in-interest (collectively, "donee") complies with Section 10.1 (c) and further provided that the donee is either the Gifting Member's spouse, former spouse, or lineal descendent (including adopted children). In the event of the gift of all or any portion of a Gifting Member's Membership Interest or Economic Interest to one or more donees who are under 25 years of age, one or more trusts shall be established to hold the gifted interest(s) for the benefit of such donee(s) until all of the donee(s) reach the age of at least 25 years.

(g)           The Manager, in order to attract key employees, may gift a portion of its Membership Interest without regard to section 10.1 (a) and (b).

Section 10.2 Transferee Not Member in Absence of Consent of Holders of Majority Interest -

(a)           Notwithstanding anything contained herein to the contrary (including, without limitation, Section 10.2 hereof), if Members holding at least 65% of all Company Interests do not approve, by written consent, of the proposed sale or gift of the Transferring Member's Membership Interest or Economic Interest to a transferee or donee which is not a Member immediately prior to the sale or gift, then the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company or to become a Member.  The transferee or donee shall be merely an Economic Interest Owner. No transfer of a Member's interest in the Company (including any transfer of the Economic Interest or any other transfer which has not been approved by written consent of the Members holding at least 65% of all Company Interests) shall be effective unless and until written notice (including the name and address of the proposed transferee or donee and the date of such transfer) has been provided to the Company and the non-transferring Members.

(b)           Upon and contemporaneously with any sale or gift of a Transferring Member's Economic Interest in the Company which does not at the same time transfer the balance of the rights associated with the Economic Interest transferred by the Transferring Member (including, without limitation, the rights of the Transferring Member to participate in the management of the business and affairs of the Company), the Company), the Company shall purchase from the Transferring Member, and the Transferring Member shall sell to the Company for a purchase price of $100.00, all remaining rights and interests retained by the Transferring Member which immediately prior to such sale or gift were associated with the transferred Economic Interest.

ARTICLE XI

ADDITIONAL MEMBERS

Section 11.1 - Additional Members Except for additional members related to the Subsequent Offering, as described in the Private Placement Memorandum, from the date of the formation of the Company, any person or entity acceptable to Members holding at least 65% of all Company Interests by their written consents may become a Member in the Company either by the issuance by the Company of Membership Interests for such consideration as the Members holding at least 65% of all Company Interests by their written consents  shall determine, or as a transferee of a Member's Membership Interest or any portion thereof, subject to the terms and conditions of this Operating Agreement.  No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Manager may, at their option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro-rata allocations of loss, income and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.1 Dissolution –

(a)           The Company shall be dissolved and its affairs shall be wound up upon the happening of any of the first to occur of the following:

(I)           at the time specified in its Articles of Organization;

(ii)           written consent of Members holding at least  65% of all Company  Interests; or

(iii)         an Event of Dissociation of a Member, unless there are at least two remaining Members and the business of the Company is continued by the written consent of remaining Members holding a Majority Interest within 90 days after the Event of Dissociation, and

(iv)         entry of a decree of final dissolution under Section 43 of the Connecticut Act.

Each of the Members hereby agrees that within the 60 days after the occurrence of an Event of Dissociation, they will promptly consent, in writing, to continue the business of the Company. Each of the Members further agrees promptly to consent, in writing, to continue the business of the Company upon a sale or gift either of a Member's entire Economic Interest to which all of the remaining Members do not consent within 45 days after the occurrence of such a sale or gift or upon a sale or gift of a Transferring Member's entire Membership Interest. Such consents shall be mailed or hand delivered to the principal place of business of the Company set forth in Section 2.3 hereof (or to such other address designated by the Managers) no later than 50 days after each Withdrawal Event or transfer by Member of its entire Economic Interest or Membership Interest). The sole remedy for breach of a Member's obligation to consent to continue the business of the Company under this Section shall be money damages (and not specific performance).

(b)           Notwithstanding anything to the contrary in this Operating Agreement, if a Member or Members owning Company Interests which in the aggregate constitute not less than 65% of all Company Interests vote or consent in writing to dissolve the Company, then all of the Members shall agree in writing to dissolve the Company as soon as possible (but in any event not more than 10 days) thereafter.

(c)           As soon as possible following the occurrence of any of the events specified in this Section 12.1 affecting the dissolution of the Company, the Managers shall proceed to wind up the Company's business in accordance with the Section 45 of the Connecticut Act.

(d)           Except as expressly permitted in this Operating Agreement, a Member shall not voluntarily resign or take any other voluntary action, which directly causes an Event of Dissociation. Unless otherwise approved in writing by Members owning at least 65% of all Company Interests. A Member who resigns (a "Resigning Member") or whose Membership Interest is otherwise terminated by virtue of an Event of Dissociation, regardless of whether such Event of Dissociation was the result of a voluntary act by such Member, shall not be entitled to receive any distributions to which such Member would not have been entitled had such Member remained a Member. A Resigning Member shall become an Economic Interest Owner, except as otherwise expressly provided herein. Damages for breach of this Section 12.1(e) shall be monetary damages only (and not specific performance). Further, such damages may be offset against distributions by the Company to which the Resigning Member would otherwise be entitled.

SECTION 12.2 Winding Up - Upon the dissolution of the Company, the Manager may, in the name of and for and on behalf of the Company, prosecute and defend suits, whether civil, criminal or administrative, sell and close the Company’s business, dispose of and convey and distribute to the Members any remaining assets of the Company, all without affecting the liability of Members. Upon winding up of the Company, the assets shall be distributed as follows:

(a)           To creditors, including Members and the Manager who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company, whether by payment or by making of reasonable provision for payment thereof, other than liabilities for which reasonable provision for payment has been made and liabilities to Members and former Members for distributions under (Sections 18-601 or 18-604 of the Act);

(b)           To Members and former Members in satisfaction of liabilities for distributions under (Sections 18-601 or 18-604 of the Act); and

(c)           To Members pro rata in accordance with Article 8

SECTION 12.3 Deficit Capital Accounts - Upon a liquidation of the Company within the meaning of Section 1.704-l (b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other adjustments for all Fiscal Years, including the Fiscal Year in which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of any Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose.

SECTION 12.4 Non-recourse to Other Members - Except as provided by applicable law or as expressly provided in this Agreement, upon dissolution, each Member shall receive a return of its Capital Contribution solely from the assets of the Company. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return any Capital Contribution of any Member, such Member shall have no recourse against any other Member.

SECTION 12.5 Termination - Upon completion of the dissolution, winding up, liquidation and distribution of the assets of the Company, the Company shall be deemed terminated.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 Notices - Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth in this Operating Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

Section 13.2 Application of Connecticut Law - This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Connecticut, and specifically the Connecticut Act.

Section 13.3 Waiver of Action for Partition - Each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

Section 13.4 Amendments - This Operating Agreement may not be amended except by the written agreement of at least 65% of all Company Interests; provided, however, that no amendment shall be permitted if the effect of such amendment would be to increase the duties or liabilities of any Member or materially adversely affect any Member’s interest in Net Profits, Net Losses, Company assets, distributions, Manager’ rights and compensation, or voting rights, except as agreed by that Member. In addition, and notwithstanding anything to the contrary contained in this Agreement, the Manager shall have the right to amend this Agreement, without the vote or consent of any of the Members, if, in the reasonable judgment of the Manager, such amendment does not adversely affect the rights of Members, including an amendment to cure any ambiguity, to correct or supplement any provision, which may be inconsistent with any other provision, or to make any other provisions for matters and questions arising under this Agreement, which will not be inconsistent with the provisions of this Agreement. ..

Section 13.5 Execution of Additional Instruments - Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules, or regulations. Each Member acknowledges that, by executing this Agreement, The Manager has been constituted and appointed, with full power and authority to act in their name and on its behalf in the execution, acknowledgment and filing of documents relating to the Company and its business. Each Member further acknowledges that, by executing this Agreement, the power of attorney granted to the manager under this section: (i) is a special power of attorney, coupled with an interest, which is irrevocable, and (ii) may be exercised by the Manager either by signing separately as attorney-in-fact for each Member, or, after listing all the Members, executing any instrument by the signatures of the Manager acting as attorney-in-fact for all of them.

Section 13.6 Construction - Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

Section 13.7 Headings - The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

Section 13.8 Waivers - The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 13.9 Rights and Remedies Cumulative - The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 13.10 Severability - If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application there of shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 13.11 Heirs, Successors, and Assigns - Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

Section 13.12 Creditors - None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

Section 13.13 Counterparts - This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Section 13.14 Rule Against Perpetuities - The parties hereto intend that the Rule against Perpetuities (and any similar rule of law) not be applicable to any provisions of this Operating Agreement; however, notwithstanding anything to the contrary in this Operating Agreement, if any provision in this Operating Agreement would be invalid or unenforceable because of the Rule against Perpetuities or any similar rule of law but for this Section 13.14, the parties hereto hereby agree that any future interest which is created pursuant to said provision shall cease if it is not vested within twenty-one years after the death of the survivor of the group composed of the initial Members who are individuals and their issue who are living on the date of this Operating Agreement and their issue, if any, who are living on the effective date of this Operating Agreement.

SECTION 13.15 DRAFTING AMBIGUITIES - Each party to this Agreement and its legal counsel has had an opportunity to review this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

SECTION 13.16 TAX CONSEQUENCES - Neither the Company, the Manager, the other Members, nor the partners, shareholders, affiliates, members, officers, employees, agents, consultants, or attorneys of nay of them will be responsible or liable for the tax consequences of any Member of an investment in the Company. The Member shall look solely to and rely on, the Members’ own advisors with respect to the tax consequences of this investment.

SECTION 13.17 AGENT INDEMNIFICATION - The Company shall indemnify its consultants, agents, professional advisers, and any other person that is or was serving at the request of the Company (“Agent”) who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or other proceeding from and against any claims and demands arising from any acts or omissions or alleged acts or omissions in connection with the business and affairs of the Company, to the maximum extent permitted by applicable law. In no event shall an Agent be entitled to indemnity for malfeasance, defalcation, fraud, or other willful or wanton conduct injurious to the Company. The Agent who is entitled to indemnification under this Section shall receive from the Company advance payment of such person’s costs to the full extent provided under applicable law.

SECTION 13.18 COMPANY COUNSEL - Counsel to the Company is also counsel to the Manager. Each Member acknowledges that the Company’s counsel does not represent any Member other than the Manager in the absence of a clear and explicit agreement to such effect between the Member and the Company Counsel, and that in the absence of any such agreement Company Counsel owes no duty directly to a Member. If any dispute or controversy arises between any Members and the Company, or between any Members and the Company, on the one hand, and the Manager (or its members) that Company Counsel represents, on the other hand, then each Member agrees that the Company Counsel may represent either the Company or the Manager (or its members), or both, in any dispute or controversy to the extent provided by professional standards, and each Member consents to such representation. Each Member further acknowledges that Company Counsel has not represented the interests of any Member other than the Manager in the preparation of Offering Material. The Members waive any conflicts of interest that may arise as a result of Company Counsel’s involvement in this matter.

Section 13.19 ATTORNEY’S FEES - The prevailing party in any litigation, arbitration, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party all costs, expenses, and actual attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (i) the Proceeding (whether or not the Proceeding proceeds to judgment), and (ii) any post-judgment or post-award proceeding including one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequent incurred costs, expenses, and actual attorney’s fees.

SECTION 13.20 CONFIDENTIAL INFORMATION - For purposes of this Agreement, the term “Confidential Information” will mean and refer to any information, technical data or know-how, patentable and un-patentable, including, but not limited to, software, machinery, research, product plans, product services, customer lists, marketing materials, developments, inventions, process designs, finances, or other trade secrets of the Company or similar items relating to the Company’s business and litigation activities, or that of any supplier, customer or prospective customer, which Confidential Information is designated in writing to be confidential or proprietary, or if given orally, to a Member under circumstances reasonably demonstrating or suggesting the confidential or proprietary nature of such information. The restrictions in this Section shall not apply to information, which (i) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of a Member; (ii) must be delivered in response to a valid order by a court or governmental body, (iii) became or becomes generally available to the recipient on a non-confidential basis from a source other than the Company; or (iv) is approved by the Company, in writing, for release. Each Member covenants and agrees not to use any Confidential Information for his own use or benefit (directly or indirectly), or for the benefit of any party other than Company. No Member may disclose Confidential Information to third parties except employees, consultants, or professional advisers of the Company in connection with Company business who are required to have the information in order to carry out their duties for the Company. Each Member agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential In formation of the Company in order to prevent the Confidential Information from falling into the public domain or the possession of persons other than those persons authorized hereunder to have such information, which measures shall include the highest degree of care that Members use to protect theirs own Confidential Information of a similar nature. Each Member agrees to immediately notify the Company in writing of any misuse or misappropriation of the Confidential Information, which may come to such Member’s attention. All proceeds from a misuse or disclosure of the Company’s Confidential Information will be recoverable from the responsible Member. In addition, the responsible Member shall be liable to the Company to the fullest extent of the law.

SECTION 13.21 POWER OF ATTORNEY - Each Member acknowledges that, by executing this Agreement, the Manager has been constituted and appointed, with full power and authority to act in their name and on its behalf in the execution, acknowledgment, and filing of documents relating to the Company and its business as follows: (a) any instrument that may be required to be filed by the Company under appropriate state law or by any governmental agency; or (b) any documents that may be required to be filed by the Company in connection with the admission or substitution of additional Members, or the dissolution or termination of the Company, provided the dissolution or termination are in accordance with this Agreement. Each Member further acknowledges that, by executing this Agreement, the power of attorney granted to the Manage under this paragraph: (i) is a special power of attorney, coupled with an interest, which is irrevocable, and (ii) may be exercised by the Manager either by signing separately as attorney-in-fact for each Member or, after listing all of the Members, executing any instrument by the signatures of the Manager acting as attorney-in- fact for all of them.

IN WITNESS WHEREOF, the undersigned, signing this Operating Agreement of Silica Tech, LLC, in counterpart, do hereby agree with the Company and with each other signer to become bound by the terms hereof, and do hereby set their hands and seals as of the date set forth next to their names.

DATE: ___________	NAME:
(Print or Type name)

SIGNATURE:

ADDRESS:
(Print or Type Address)

EXHIBIT B

Membership Interests

Date:    August 23, 2005

Name and Address	Initial Capital	Percentage Company
of Member	Contribution	Interest

Available upon Request

EXHIBIT C

Officers of the Company

Manager - Silica Tech Holdings, LLC, – managing members:

Mohd Aslami

Charles DeLuca

Steven Phillips

   The managing members of Silica Tech Holdings, LLC will serve as managing directors of the Company.

EXHIBIT D

Form of Membership Certificate

Certificates have been distributed to each member.

Amendment #1, dated, March 12, 2007

2nd Round Investment Offering – (includes 5th investor letter)

1.
Silica is seeking up to $2 million in capital and is offering a 5% equity interest per million, or any part thereof, to accredited investors, only, (the “Round Two Investors”). The minimum investment is $25,000 for those investors that invested in Round One and $50,000 for new investors.

2.
Round Two Investors shall be valuation - protected should Silica engage in subsequent equity offerings, up to $2 million, at a purchase price lower than the purchase price paid by the Round Two Investors. The price adjustment, determined on a weighted average, will be based on a valuation of the Company (as adjusted for stock splits and recapitalizations) prior to inclusion of such subsequent capital contributions.

3.
Distributions to Round Two Investors shall have a priority to distributions to Silica Tech Holdings, LLC, the Manager of Silica, but shall follow distributions to the Round One Investors, pursuant to the Operating Agreement. Such priority distributions to Round Two Investors shall equal 115% of their Round Two Investment.

4.
Under Silica’s present plan, the funds invested from the Round Two Investors will be used primarily to further commercialize its intellectual property, including the making of silicon samples, the building of the first production machines for making silicon and/or crystalline silicon ingots from silicon tetrachloride, and for funding, to the extent reasonable, overhead expenses associated with the commercialization. Some of this work may be sub-contracted to, or a strategic alliance(s) formed with, third parties. In addition, when, as, and if the Jetion $5 million is received and depending on the Round Two investment amount, such total funds may be used for payables, provided, however, that the amount used for payables may not exceed (i) 15% of the Round Two Investment up to $250,000 or (ii) up to a total of $500,000 if the Jetion $5 million is also received.

(Note: As Silica continues to commercialize its technology, additional funds will be needed, from time to time, for equipment, new patent filings, and other technology improvements. To the extent possible, Silica will continue to raise such funds via the Jetion approach that is, receiving advances against sales orders, which approach does not result in equity dilution. Moreover, the Manager believes that once Silica has produced competitive quality samples and started shipping product, bank loans and other fund raising avenues will surface.)

5.	Investments from Round Two Investors are expected on or about March 15th, but not later than March 30; however, Silica reserves the right to extend the offering period.

6.
Round Two Investors shall receive a Subscription Agreement and related disclosure   documents, including, but not limited to a Confidential Investor Summary, a Power Point Presentation, financial material, and other material in addition to the Recent Events attachment.

7.
Round Two Investors will acknowledge that they have read all material requested and/or provided and that they have been permitted the opportunity to evaluate and ask questions about the material received.

Part of Amendment #1
Recent Events (Post the 4th Investor Letter, dated October 31, 2006)

1.
Silica and Jetion Holdings Limited (‘Jetion’), a Chinese manufacturer that currently produces solar cells and modules and that plans an estimated $80 million IPO on the London AIM (the “Alternate Investment Market”), and Silica have agreed in principal to the forming of a joint venture in China and the advancing of $5 million to Silica, pursuant to the attached term sheet. A Joint Venture Agreement is currently being finalized for an anticipated closing on or about the end of March.

2.
Silica’s patent counsel, Patton Boggs, just recently filed a full utility and a PCT (Patent Cooperation Treaty) filing on the silicon/polycrystalline patent application and is preparing to file by April 6th a full utility and PCT filing on the thin-film application. The filings will cover, at least, United States, Western Europe, China, Malaysia, Thailand, India, Russia, and Taiwan.

3.
There have been no material changes with respect to the on-going Silica vs. J-Fiber litigation and outside of reaching a settlement, which Silica is open to, there are no material expected to occur until year end or the beginning of 2008 when discovery proceedings should continue. However, Silica understands that recently J-Fiber has been sending indemnification letters to its fiber customers, agreeing to indemnify them in the event of a patent infringement claim by Silica.

Amendment #2, dated, April 24, 2008

Round 2 (B) Investment Offering

1.
Silica is seeking up to $1.5 million in capital and is offering a 4.55% equity interest per million, or any part thereof, to accredited investors, only, (the “Round Two (B) Investors”). The minimum investment is $25,000 for those investors that invested in Round One and $50,000 for new investors.

2.
Round Two (B) Investors shall be valuation - protected should Silica engage in subsequent equity offerings, up to $3 million, at a purchase price lower than the purchase price paid by the Round Two (B) Investors. The price adjustment, determined on a weighted average, will be based on a valuation of the Company (as adjusted for stock splits and recapitalizations) prior to inclusion of such subsequent capital contributions.

3.
Distributions to Round Two (B) Investors shall have a priority to distributions to Silica Tech Holdings, LLC, the Manager of Silica, but shall be after distributions made to the Round One and Round 2 (A) Investors, pursuant to the Operating Agreement.

4.
Under Silica’s present plan, approximately $600 thousand of the funds invested from the Round Two (B) Investors will be used primarily for developing a one or two step process for the making of ingots; the balance of the funds will be used for working capital.

(Note: As Silica continues to commercialize its technology, additional funds will be needed, from time to time, for equipment, new patent filings, other technology improvements and working capital. It is expected that these achievements will increase the value of Silica such that new investors will pay a higher price. To the extent possible Silica will intends to raise funds by way of receiving advances against sales orders, which approach does not result in equity dilution. Moreover, the Manager believes that once Silica has produced competitive quality samples and started shipping product, bank loans and other fund raising avenues will surface.)

5.	Investments from Round Two (B) Investors are expected by May 1, 2008; however, Silica reserves the right to extend the offering period and/or to increase the offering price.

6.
Silica plans to be publicly traded by year-end, which will result in the conversion of Silica from a limited liability to a corporation. Accordingly, in exchange for providing market liquidity to Round Two (B) Investors, Points 2 and 3 will be reduced and/or eliminated.

7.
Round Two Investors shall receive a Subscription Agreement and related disclosure documents, including, but not limited to a Confidential Investor Memorandum, a Power Point Presentation, financial material, investor letters, and other material.

8.
Round Two (B) Investors will acknowledge that they have read all material requested and/or provided and that they have been permitted the opportunity to evaluate and ask questions about the material received.